UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2010

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 845-3200

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 4, 2010, Dot Hill Systems Corp. (the “Company”) notified the NASDAQ Stock Market that the Company was in noncompliance with NASDAQ Marketplace Rule 5605(c)(2)(A) due to Kimberly E. Alexy and Joseph D. Markee, each of whom were members of the Audit Committee of the Board of Directors of the Company (the “Board”), not continuing as members of the Board following our annual meeting of stockholders held on May 3, 2010. Rule 5605(c)(2)(A) requires an issuer to, among other things, have an audit committee comprised of at least three independent directors. Ms. Alexy and Mr. Markee were the third and fourth independent directors on our Audit Committee, in addition to Richard Mejia, Jr. and Roderick M. Sherwood III. Pursuant to NASDAQ Marketplace Rule 5605(c)(4)(B), we have until the earlier of May 3, 2011 or our next annual meeting of stockholders to cure our failure to comply with the requirements in Rule 5605(c)(2)(A); provided, however, that if our next annual meeting of stockholders occurs before November 1, 2010, we have until November 1, 2010 to comply with such requirements. On May 7, 2010, the Company received a notice from the Listing Qualifications Department of The NASDAQ Stock Market stating that the Company is in noncompliance with NASDAQ Marketplace Rule 5605(c)(2)(A). We are currently searching to fill the Audit Committee independent member vacancy created by the departure of Ms. Alexy and Mr. Markee as soon as reasonably practicable.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Company’s annual meeting of stockholders was held on May 3, 2010, and the matters voted upon at the annual meeting and the results of the votes were as follows:

(a) The nominee named below was elected to serve as a member of the Board of Directors of the Company until the next annual meeting of stockholders and until his successor is duly elected and qualified, and the voting results were as follows:

Nominee	Votes For	Withheld	Broker Non-Votes
Charles F. Christ	20,071,881	391,097	22,330,796

(b) The appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010 was ratified, and the voting results were as follows:

Votes For	Votes Against	Abstentions
39,517,282	3,264,245	12,247

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Senior Vice President, Chief
Financial Officer and Secretary

Date: May 7, 2010